GERMAN AMERICAN BANCORP

NEWS RELEASE

For additional information, contact:

Mark A Schroeder, President/CEO of German American Bancorp

Kenneth L Sendelweck, Secretary/Treasurer of German American Bancorp

(812) 482-1314

JASPER, INDIANA	APRIL 27, 2005	GERMAN AMERICAN BANCORP REPORTS 24% INCREASE IN EARNINGS AND DECLARES QUARTERLY CASH DIVIDEND

German American Bancorp (NASDAQ: GABC) announced today that its first quarter earnings increased by 24% over last year’s first quarter results, achieving the highest level of quarterly net income since the first quarter of 2003 and continuing the previously reported trend of strong performance improvement.

The Company’s net income for the quarter was $2,411,000, or $0.22 per share, comparing very favorably to and increasing by $459,000 over the $1,952,000, or $0.18 per share reported in the first quarter of 2004.

The comparison of the two periods was positively impacted by improvements in both the Company’s net interest income and non-interest income. Net interest income increased by $521,000, or 7%, in the current year’s first quarter over that recorded in the same period last year.

Non-interest income increased by $593,000 during 2005 compared to 2004, or approximately 20%. Within the Company’s sources of non-interest related revenue, insurance revenues increased by 10%, trust and investment product fees increased by 24%, and net gains on the sales of loans improved by nearly 30%. The comparison of non-interest income was also positively impacted by recording in the first quarter of 2005 a $267,000 recovery of previous mortgage servicing rights impairment; while during the first quarter of 2004, the Company recorded a $117,000 mortgage servicing rights impairment charge.

Commenting on the Company's strong first quarter results, Mark A. Schroeder, German American President & CEO, stated, “We are extremely pleased that the operating fundamentals on which we have remained steadfastly focused during recent quarters have culminated into the level of financial performance that we are reporting for the first quarter of 2005. As we have stated in a number of our previous announcements, German American has, throughout the recent years’ historically low levels of interest rates, maintained a long-term perspective and we’ve positioned the Company to be poised to take advantage of the opportunities that we believed would occur in a stronger and more normal economic environment. It is extremely gratifying to see our shareholders now reap the rewards of these efforts in terms of an increase in net income and earnings per share growth.”

GERMAN AMERICAN BANCORP

NEWS RELEASE

For additional information, contact:

Mark A Schroeder, President/CEO of German American Bancorp

Kenneth L Sendelweck, Secretary/Treasurer of German American Bancorp

(812) 482-1314

The Company also announced that its Board had declared a regular quarterly cash dividend of $0.14 per share which will be payable on May 20, 2005 to shareholders of record as of May 10, 2005.

German American Bancorp is a financial services holding company based in Jasper, Indiana. The Company’s Common Stock is traded on NASDAQ’s National Market System under the symbol GABC. The Company operates five affiliated community banks with 26 retail banking offices in the eight contiguous Southwestern Indiana counties of Daviess, Dubois, Gibson, Knox, Martin, Perry, Pike, and Spencer. The Company also operates German American Financial Advisors & Trust Company, a trust, brokerage and financial planning subsidiary operating from the banking offices of the bank subsidiaries and German American Insurance, Inc., a full-line property and casualty insurance subsidiary with five independent insurance offices throughout its market area. The Company’s lines of business include retail and commercial banking, mortgage banking, comprehensive wealth management, full service brokerage and trust administration, title insurance, and a full range of personal and corporate insurance products.

Forward-Looking Statements

The Company’s statements in this press release regarding its financial performance may be deemed to include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Changes in the Company’s net interest income and net interest margin may vary materially from those that are presently expected, if interest rates should decline or not increase. Other factors that could cause net interest income, net interest margin and earnings to vary from those that are expected, or those that have historically been achieved in recent periods, include the effects of changes in competitive conditions; the introduction, withdrawal, success and timing of asset/liability management strategies or of business initiatives and business strategies; changes in customer borrowing, repayment, investment and deposit practices; changes in fiscal, monetary and tax policies; changes in financial and capital markets; changes in general economic conditions, either nationally or regionally, resulting in, among other things, credit quality deterioration; capital management activities; actions of the Federal Reserve Board; changes in accounting principles and interpretations; and legislative and regulatory actions and reforms. These forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update any such forward-looking statement to reflect events or circumstances that occur after the date hereof.

GERMAN AMERICAN BANCORP
(unaudited, dollars in thousands except per share data)

Consolidated Balance Sheets
	March 31,
	2005	2004
ASSETS
Cash and Due from Banks	$18,951	$23,939
Short-term Investments	5,533	11,075
Investment Securities	200,375	208,831

Loans Held-for-Sale	3,517	651

Loans, Net of Unearned Income	619,497	608,497
Allowance for Loan Losses	(8,968)	(8,436)

Net Loans	610,529	600,061

Stock in FHLB and Other Restricted Stock	13,686	13,106
Premises and Equipment	19,708	21,502
Other Assets	40,173	38,924

TOTAL ASSETS	$912,472	$918,089

LIABILITIES
Non-interest-bearing Demand Deposits	$122,873	$114,692
Interest-bearing Demand, Savings, and
Money Market Accounts	294,282	271,982
Time Deposits	304,286	337,572

Total Deposits	721,441	724,246

Borrowings	96,630	98,425
Other Liabilities	11,287	11,242

TOTAL LIABILITIES	829,358	833,913

SHAREHOLDERS' EQUITY
Common Stock and Surplus	77,347	78,694
Retained Earnings	6,664	4,846
Accumulated Other Comprehensive Income/(Loss)	(897)	636

TOTAL SHAREHOLDERS' EQUITY	83,114	84,176

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$912,472	$918,089

BOOK VALUE PER SHARE	$7.64	$7.69

END OF PERIOD SHARES OUTSTANDING	10,880,948	10,940,803
Consolidated Statements of Income
	Three Months Ended March 31,
	2005	2004
INTEREST INCOME
Interest and Fees on Loans	$9,914	$9,705
Interest on Short-term Investments	87	28
Interest and Dividends on Investment Securities	2,003	2,043

TOTAL INTEREST INCOME	12,004	11,776

INTEREST EXPENSE
Interest on Deposits	2,889	3,133
Interest on Borrowings	1,116	1,165

TOTAL INTEREST EXPENSE	4,005	4,298

Net Interest Income	7,999	7,478
Provision for Loan Losses	482	402
Net Interest Income after Provision
for Loan Losses	7,517	7,076

NON-INTEREST INCOME
Other Operating Income	3,405	2,861
Net Gain on Sales of Loans and Related Assets	236	182
Net Gain on Securities	---	5

TOTAL NON-INTEREST INCOME	3,641	3,048

NON-INTEREST EXPENSE
Salaries and Benefits	4,596	4,615
Other Operating Expenses	3,342	3,235

TOTAL NON-INTEREST EXPENSE	7,938	7,850

Income before Income Taxes	3,220	2,274
Income Tax Expense	809	322

NET INCOME	$2,411	$1,952

EARNINGS PER SHARE & DILUTED EARNINGS PER SHARE	$0.22	$0.18

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	10,894,953	10,936,799
Diluted	10,911,363	10,976,988